QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.25

DuPont Photomasks, Inc.
Severance Plan for Select Employees

Effective as of December 23, 2003

DuPont Photomasks, Inc.
Severance Plan for Select Employees

W I T N E S S E T H:

        WHEREAS, DuPont Photomasks, Inc. (the "Company"), desires to provide severance benefits to certain eligible employees; and

        WHEREAS, the Company has decided to adopt DuPont Photomasks, Inc. Severance Plan for Select Employees on behalf of it and certain of its affiliates to implement the provision of such benefits;

        NOW, THEREFORE, the Plan is hereby adopted as follows, effective as of December 23, 2003:

i

Table of Contents

			Page
Article I Definitions and Construction
1.1	Definitions		1
	(1)	Annual Compensation	1
	(2)	Board	1
	(3)	CEO	1
	(4)	Claimant	1
	(5)	Company	1
	(6)	Effective Date	1
	(7)	Eligible Employee	1
	(8)	Employer	1
	(9)	ERISA	1
	(10)	Participant	1
	(11)	Participating Entity	1
	(12)	Plan	1
	(13)	Plan Administrator	1
	(14)	Qualified Termination	1
	(15)	Severance Benefit	1
1.2	Number and Gender		2
1.3	Headings		1
Article II Participation
2.1	Eligibility		2
2.2	Commencement of Participation		2
2.3	Termination of Participation		2
2.4	Resumption of Participation		2
Article III Severance Benefits
3.1	Eligibility for Severance Benefit		2
3.2	Amount of Severance Benefit		2
3.3	Form and Timing of Severance Benefit		2
3.4	Release and Full Settlement		3
3.5	Conditions		3
Article IV Benefit Claims Procedure
4.1	Claims for Benefits		3
4.2	Benefit Claims Procedure		3
4.3	Review of Denied or Modified Claims		4
4.4	Exhaustion of Administrative Remedies		4
Article V Funding of Plan
5.1	Funding of Plan		5
5.2	No Participant Contributions		5
Article VI Administration of Plan
6.1	Plan Administrator		5
6.2	Right to Delegate		5

ii

6.3	Discretion to Interpret Plan	5
6.4	Powers and Duties	5
6.5	Expenses	6
6.6	Indemnification	6
Article VII Amendment and Termination
7.1	Right to Amend Plan	6
7.2	Right to Terminate Plan	7
7.3	Effect of Amendment or Termination	7
Article VIII Miscellaneous Provisions
8.1	No Guarantee of Employment	7
8.2	Payments to Minors and Incompetents	7
8.3	No Vested Right to Benefits	7
8.4	Nonalienation of Benefits	7
8.5	Unknown Whereabouts	8
8.6	Other Participating Entities	8
8.7	Jurisdiction	8
8.8	Severability	8
8.9	Notice and Filing	9
8.10	Plan Year	9
8.11	Incorrect Information, Fraud, Concealment, or Error	9
8.12	Withholding of Taxes and Other Deductions	9

iii

I.
Definitions and Construction

        1.1    Definitions.    Where the following capitalized words and phrases appear in the Plan, each has the respective meaning set forth below, unless the context clearly indicates to the contrary.

(1)
Annual Compensation:    The total of all compensation, including wages, salary, and any other benefit of monetary value, whether paid in the form of cash or otherwise, paid as consideration for services performed by a Participant for the Employer for the year or would have been so paid at such Participant's usual rate of compensation if such Participant had worked a full year, as determined by the Plan Administrator in a manner consistent with the requirements of Department of Labor regulation 29 C.F.R. § 2510.3-2(b)(2) and the interpretative authority related thereto.

(2)
Board:    The Board of Directors of the Company.

(3)
CEO:    The Chief Executive Officer of the Company.

(4)
Claimant:    An individual who files a claim for benefits under the Plan, including an authorized representative of such individual.

(5)
Company:    DuPont Photomasks, Inc.

(6)
Effective Date:    December 23, 2003.

(7)
Eligible Employee:    Any individual who (i) is employed by the Employer and (ii) has been designated by the Plan Administrator, in its sole and absolute discretion, as eligible to participate in the Plan.

(8)
Employer:    The Company and each Participating Entity.

(9)
ERISA:    The Employee Retirement Income Security Act of 1974, as amended.

(10)
Participant:    Each Eligible Employee who is participating in the Plan in accordance with Article II.

(11)
Participating Entity:    Each subsidiary or affiliate of the Company that has been designated as a participating entity pursuant to Section 8.6.

(12)
Plan:    The DuPont Photomasks, Inc. Severance Plan for Select Employees, as amended from time to time.

(13)
Plan Administrator:    The Vice President of Human Resources of the Company.

(14)
Qualified Termination:    A termination of a Participant's employment with the Employer, which (i) is designated by the Plan Administrator in his discretion as a "Qualified Termination" and (ii) is not a termination of employment as a result of such Participant's death.

(15)
Severance Benefit:    A benefit payable under the Plan in accordance with Article III.

        1.2    Number and Gender.    Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender.

        1.3    Headings.    The headings of Articles and Sections herein are included solely for convenience, and, if there is any conflict between such headings and the text of the Plan, the text will control. All references to Articles, Sections, Subsections, and Clauses are to this document unless otherwise indicated.

II.
Participation

        2.1    Eligibility.    Each Eligible Employee (and only such individual) is eligible to become a Participant in the Plan.

        2.2    Commencement of Participation.    An Eligible Employee will become a Participant if (and only if) he is selected to be a Participant by the Plan Administrator in his discretion and such selection is approved by the CEO. Such selection will be made by the Plan Administrator at any or no time and for any or no reason. The participation of a Participant will be effective as of (and only as of) the date designated by and in the discretion of the Plan Administrator. Each Participant will be informed of his selection to be a Participant and the effective date of his participation as soon as administratively practicable after such selection.

        2.3    Termination of Participation.    An Eligible Employee who has become a Participant will cease to be a Participant as of the earliest to occur of: (1) the date such Participant is no longer an Eligible Employee, (2) the date designated by the Plan Administrator in his discretion (and approved by the CEO) and communicated to the affected individual prior to the effective date of such termination of participation, or (3) subject to Section 7.2, the effective date of termination of the Plan.

        2.4    Resumption of Participation.    An individual who ceases to be a Participant in accordance with Clause (1) or (2) of Section 2.3 will again become a Participant upon (and only upon) his again becoming an Eligible Employee who has been selected to be a Participant and whose participation in the Plan has commenced pursuant to Section 2.2.

III.
Severance Benefits

        3.1    Eligibility for Severance Benefit.    Subject to the remaining Sections of this Article, a Participant will be eligible to receive a Severance Benefit if (and only if) such Participant's employment with the Employer is terminated and such termination is a Qualified Termination.

        3.2    Amount of Severance Benefit.

          3.2.1   Subject to Subsection 3.2.2 and all other Sections of this Article, a Participant who is eligible to receive a Severance Benefit under Section 3.1 will be entitled to a Severance Benefit in such amount as is determined by the Plan Administrator in its sole and absolute discretion and approved by the CEO. The Plan Administrator's determinations pursuant to the preceding sentence will be made on a case-by-case basis with respect to any individual Participant. Severance Benefits hereunder are completely discretionary and may vary among individual Participants. The Plan Administrator may determine that no Severance Benefit will be provided to a Participant whose employment is subject to a Qualified Termination.

          3.2.2   Plan provisions to the contrary notwithstanding, in no event will a Severance Benefit payable under the Plan to a Participant, when aggregated with all other payments to such Participant on account of the same Qualified Termination under other Employer-sponsored severance plans, programs, or arrangements, exceed twice the Annual Compensation of such Participant for the calendar year immediately preceding the calendar year during which his Qualified Termination occurred.

        3.3    Form and Timing of Severance Benefit.

          3.3.1   A Participant's Severance Benefit will be paid in any form or forms and, subject to Subsection 3.3.2, over any period of time determined by the Plan Administrator in his discretion and approved by the CEO. Such form or forms of payment include, but are not limited to, (1) cash or in-kind payments and (2) lump sum or weekly, bi-weekly, monthly, quarterly, semi-annual, or annual installment payments. Such form and timing of payment may vary among individual Participants as the Plan Administrator determines and the CEO approves.

          3.3.2   Plan provisions to the contrary notwithstanding, in no event will a Severance Benefit payable under the Plan to a Participant be payable over greater than a 24-month period commencing on the date of such Participant's Qualified Termination.

        3.4    Release and Full Settlement.    As a condition to the receipt of any Severance Benefit hereunder and notwithstanding any provision of the Plan to the contrary, a Participant will be required to execute a release in the form established by the Plan Administrator releasing the Plan, the Plan Administrator, the Plan fiduciaries, the Employer, the Employer's affiliates, and their shareholders, partners, officers, directors, employees, and agents from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims or causes of action arising out of or in connection with such Participant's employment with the Employer, the termination of such employment, or any actions or omissions occurring during such employment. The performance of the Employer's and the Plan's obligations hereunder and the receipt by such Participant of any benefits provided hereunder will constitute full settlement of all such claims and causes of action.

        3.5    Conditions.    In addition to the release required by Section 3.4, the Plan Administrator, with approval by the CEO, may in his discretion impose one or more conditions on receipt or continued receipt of any Participant's Severance Benefit, including, but not limited to, a diligent job search, cessation of benefits in the event of reemployment, noncompetition for a specified period of time, or any other condition the Plan Administrator deems appropriate. Such conditions are absolutely within the sole discretion of the Plan Administrator and CEO and may vary among individual Participants.

IV.
Benefit Claims Procedure

        4.1    Claims for Benefits.    Claims for benefits under the Plan will be submitted and processed in accordance with this Article.

        4.2    Benefit Claims Procedure.

          4.2.1   Any Participant who is determined by the Plan Administrator to be entitled to a Severance Benefit under the Plan is not required to file a claim for benefits. Any individual who is not paid a benefit under the Plan and who believes that he is entitled to a benefit, or who has been paid a benefit under the Plan and believes that he is entitled to a greater benefit, must himself or through his authorized representative file a written claim for benefits under the Plan with the Plan Administrator within 60 days of the date of his termination of employment with the Employer. In connection with the submission of a claim, (1) the Claimant may examine the Plan and any other relevant documents relating to the claim and may submit written comments relative to such claim to the Plan Administrator coincident with the filing of such claim, and (2) the Plan Administrator may require, as a condition to payment of such claim, that additional information be furnished. Failure of a Claimant to comply with such claim submission procedure will invalidate such claim unless the Plan Administrator determines in his sole discretion that it was not reasonably possible to comply with such claim submission procedure. The preceding notwithstanding, the Plan Administrator may, in his discretion, waive any or all of the provisions of this Subsection.

          4.2.2   A written notice of the denial or modification of a claim properly submitted to the Plan Administrator will be furnished to the Claimant within 90 days after such claim is filed with the Plan Administrator; provided, however, that if special circumstances necessitate an extension of the 90-day period, the Claimant will be informed in writing prior to the end of the initial 90-day period of the need for an extension of time, and written notice of the denial or modification of such claim will be provided to the Claimant within 180 days after the date the claim is filed with the Plan Administrator. If the extension is due to the Claimant's failure to submit necessary information, the notice of extension will afford the Claimant 45 days to provide the required information, and the Plan Administrator's deadline to provide notice of the denial or modification of the claim will be tolled from the date the Plan Administrator sends the notice of extension to the earlier of (1) the date the Plan Administrator receives the requested information or (2) the expiration of the 45-day period afforded to the Claimant to provide the requested information. If the Claimant fails to provide the requested information by the expiration of such 45-day period, the benefit determination will be made without regard to the requested information. The notice of the denial or modification of the claim will (i) state the specific reason or reasons for the denial or modification, (ii) provide specific reference to pertinent provisions of the Plan on which the denial or modification is based, (iii) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) describe the Plan's review procedures and applicable time limits, including the Claimant's right to bring a civil action under section 502(a) of ERISA.

        4.3    Review of Denied or Modified Claims.    In the event a claim for benefits is denied or modified, the Claimant will be entitled to review any documents relevant to such denial or modification. If the Claimant desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for a review to the Plan Administrator, in which case the Claimant will be entitled to submit issues and comments in writing, which will be considered on review. Within 60 days following a request for a review, the Plan Administrator will, after providing a full and fair review, render its final decision in writing to the Claimant; provided, however, that if special circumstances require an extension of the 60-day period, the Plan Administrator's decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension will be furnished to the Claimant prior to the commencement of the extension period. If such an extension of time is due to the Claimant's failure to submit necessary information, the notice of extension will afford the Claimant 45 days to provide the required information, in which case the Plan Administrator's deadline to make the benefit determination on review will be tolled from the date the Plan Administrator sends the notice of extension to the earlier of (1) the date the Plan Administrator receives the requested information or (2) the expiration of the 45-day period afforded to the Claimant to provide the requested information. If the Claimant fails to provide the requested information by the expiration of such 45-day period, the benefit determination will be made without regard to the requested information. In the event a claim for benefits is denied or modified upon review, the written notice of such decision will (i) state the specific reason or reasons for the decision, (ii) refer to the specific Plan provisions on which the decision is based, (iii) state that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of information relevant to the decision, and (iv) state that the Claimant has the right to bring a civil action under section 502(a) of ERISA. The decision on review by the Plan Administrator will be binding and conclusive upon all persons.

        4.4    Exhaustion of Administrative Remedies.    Completion of the claims procedures described in this Article is a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by an employee or former employee of the Employer or its affiliate or by any other person or entity claiming rights individually or through an employee or former employee of the Employer or its affiliate in connection with the Plan; provided, however, that the Plan Administrator may, in his sole discretion, waive compliance with such claims procedures as a condition precedent to any such action.

V.
Funding of Plan

        5.1    Funding of Plan.    The Plan will be unfunded, and benefits provided hereunder will be paid from the general assets of the Employer.

        5.2    No Participant Contributions.    The entire cost of the Plan will be paid by the Employer, and no contributions will be required of, or permitted by, Participants.

VI.
Administration of Plan

        6.1    Plan Administrator.    The general administration of the Plan will be vested in the Plan Administrator. For purposes of ERISA, the Plan Administrator will be the "administrator" and the "named fiduciary" with respect to the general administration of the Plan.

        6.2    Right to Delegate.    The Plan Administrator may from time to time allocate to one or more of the Employer's officers, employees, directors, or agents, and may delegate to any person or organization, any of its respective powers, duties, and responsibilities with respect to the operation and administration of the Plan, including, without limitation, the administration of claims, the authority to authorize payment of benefits, the review of denied or modified claims, and the discretion to decide matters of fact and to interpret Plan provisions. In addition, the Plan Administrator may employ persons to render advice with regard to any fiduciary responsibility held hereunder and may authorize any person to whom any of its fiduciary responsibilities have been delegated to employ persons to render such advice. Upon such designation and acceptance, the Plan Administrator will have no liability for the acts or omissions of any such designee as long as the Plan Administrator did not violate its fiduciary responsibility, if any, in making or continuing such designation. All allocations and delegations of fiduciary responsibility will be terminable upon such notice as the Plan Administrator in his discretion deems reasonable and prudent under the circumstances.

        6.3    Discretion to Interpret Plan.    The Plan Administrator has absolute discretion to construe and interpret any and all provisions of the Plan and to decide all matters of fact in determining eligibility and granting or denying benefit claims, including, but not limited to, the discretion to resolve ambiguities, inconsistencies, or omissions conclusively. The decisions of the Plan Administrator will be binding and conclusive upon all persons.

        6.4    Powers and Duties.    In addition to the power described in Section 6.3 and all other powers specifically granted under the Plan, the Plan Administrator has all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:

          (1)   To make and enforce such rules, regulations, and procedures as it may deem necessary or proper for the orderly and efficient administration of the Plan;

          (2)   In his discretion, to interpret and decide all matters of fact in granting or denying benefits under the Plan, its interpretation and decision thereof to be final and conclusive on all persons claiming benefits under the Plan;

          (3)   In his discretion, to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, its decision thereof to be final and conclusive on all persons;

          (4)   In his discretion, to make a determination as to the right of any person to a benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of a Participant's employment and the cause of such termination), its decision thereof to be final and conclusive on all persons;

          (5)   In his discretion, to determine the amount, form, and conditions of any Severance Benefit under the Plan, and to authorize or deny the payment of benefits under the Plan, its decision thereof to be final and conclusive on all persons;

          (6)   To prepare and distribute information explaining the Plan;

          (7)   To obtain from the Employer and employees of the Employer such information as is necessary for the proper administration of the Plan; and

          (8)   To sue or cause suit to be brought in the name of the Plan.

        6.5    Expenses.    Reasonable expenses incident to the administration of the Plan, including, without limitation, the compensation of legal counsel, advisors, and other technical or clerical assistance as may be required, the payment of any bond or security, and any other expenses incidental to the operation of the Plan, that the Plan Administrator determines are proper will be paid by the Employer. Expenses of the Plan may be prorated among the Company, Participating Entities, and affiliates as determined by the Plan Administrator.

        6.6    Indemnification.    The Company will indemnify and hold harmless the Plan Administrator, each employee of the Employer, and each member of the Board against any and all expenses and liabilities arising out of such individual's Plan administrative functions or fiduciary responsibilities, including, without limitation, any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities arising out of such individual's own gross negligence or willful misconduct. Expenses against which such person will be indemnified hereunder include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

VII.
Amendment and Termination

        7.1    Right to Amend Plan.    Notwithstanding any provision(s) of any other communication, either oral or written, made by the Employer, the Plan Administrator, or any other individual or entity, other than a written communication by the CEO as provided in Clause (1) of this Section 7.1, to employees of the Employer or to any other individual or entity, the Company, by action of the Board, reserves the absolute and unconditional right to amend the Plan from time to time on behalf of the Company and each Participating Entity, including, but not limited to, the right to reduce or eliminate benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist; provided, however, that no amendment will be made that would reduce or eliminate the amount of any Severance Benefit for any Participant if (1) the CEO has communicated to the Participant in writing that a certain Severance Benefit shall not be reduced or eliminated by a Plan amendment or (2) such Participant has incurred a Qualified Termination and has been determined by the Plan Administrator to be entitled to such Severance Benefit under the Plan on or prior to the effective date of such amendment, except to the extent such Severance Benefit could be reduced under the terms of the Plan prior to such amendment. All amendments to the Plan must be in writing, signed by an authorized officer of the Company, and adopted by the Board (which action may be prior to the effective date of the amendment or subsequent to the effective date of the amendment by ratification). Any oral statements or representations made by the Employer, the Plan Administrator, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan will be invalid and unenforceable and may not be relied upon by any employee of the Employer or by any other individual or entity.

        7.2    Right to Terminate Plan.    Notwithstanding any provision(s) of any other communication, either oral or written, made by the Employer, the Plan Administrator, or any other individual or entity, other than a written communication by the CEO as provided in Clause (1) of this Section 7.2, to employees of the Employer or to any other individual or entity, the Company, by action of the Board, reserves the absolute and unconditional right to terminate the Plan, in whole or in part, on behalf of itself and each Participating Entity with respect to some or all of the employees of the Employer; provided, however, that no termination will reduce the amount of any Severance Benefit for any Participant if (1) the CEO has communicated to the Participant in writing that a certain Severance Benefit shall not be reduced or eliminated by a Plan termination or (2) such Participant has incurred a Qualified Termination and has been determined by the Plan Administrator to be entitled to such Severance Benefit under the Plan on or prior to the effective date of such termination, except to the extent such Severance Benefit could be reduced under the terms of the Plan prior to such termination.

        7.3    Effect of Amendment or Termination.    In the event of an amendment to or termination of the Plan as provided under this Article, each Participant will have no further rights hereunder, and the Employer will have no further obligations hereunder, except as otherwise specifically provided under the terms of the Plan as so amended or terminated.

VIII.
Miscellaneous Provisions

        8.1    No Guarantee of Employment.    Neither the Plan nor any provisions contained in the Plan will be construed to be a contract between the Employer and any employee of the Employer or to be consideration for, or an inducement of, the employment of any individual by the Employer. Nothing contained in the Plan grants any individual the right to be retained in the service of the Employer or limits in any way the right of the Employer to discharge or to terminate the service of any employee at any time, without regard to the effect such discharge or termination may have on any rights under the Plan.

        8.2    Payments to Minors and Incompetents.    If a Participant entitled to receive any benefits under the Plan is a minor, is determined by the Plan Administrator in his sole discretion to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for benefits provided under the Plan, the Plan Administrator may pay such benefits to the duly appointed guardian or conservator of such person or to any third party who is determined in the discretion of the Plan Administrator to be eligible to receive any benefit under the Plan for the account of such Participant. Such payment will operate as a full discharge of all liabilities and obligations of the Employer, the Plan Administrator, and each fiduciary under the Plan with respect to such benefits.

        8.3    No Vested Right to Benefits.    No employee of the Employer or its affiliate or person claiming through such employee will have any right to, or interest in, any benefits provided under the Plan upon termination of his employment, retirement, termination of Plan participation (if applicable), or otherwise, except as specifically provided under the Plan.

        8.4    Nonalienation of Benefits.    Except as the Plan Administrator may otherwise permit by rule or regulation, (1) no interest in or benefit payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any action by a Participant to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same will be void and of no effect, and (2) no interest in or benefit payable under the Plan will be in any way subject to any legal or equitable process, including, but not limited to, garnishment, attachment, levy, seizure, or the lien of any person. This provision will be construed to provide each Participant, or other person claiming any interest or benefit in the Plan through a Participant, with the maximum protection against alienation, encumbrance, and any legal and equitable process, including, but not limited to, attachment, garnishment, levy, seizure, or other lien, afforded his interest in the Plan (and the benefits provided thereunder) by law and any applicable regulations.

        8.5    Unknown Whereabouts.    It will be the affirmative duty of each Eligible Employee and each Participant to inform the Plan Administrator of, and to keep on file with the Plan Administrator, his current mailing address. If an Eligible Employee or a Participant fails to inform the Plan Administrator of his current mailing address, neither the Plan Administrator nor the Employer will be responsible for any late payment or loss of benefits or for failure of any notice to be provided or provided timely under the terms of the Plan to such individual.

        8.6    Participating Entities.    The following affiliates of the Company are designated as Participating Entities of the Plan:

DuPont Dai Nippon Engineering
DuPont Photomasks Delaware, Inc.
DPI Reticle Technology Center, LLC
Orion Operating Company
DPI Holdings, Inc.
Bindkey Technologies, Inc.

The Plan Administrator may designate any other affiliate of the Company that is eligible by law to participate in the Plan as a Participating Entity by written instrument delivered to such designated affiliate and to the Secretary of the Company. Such written instrument will specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan that apply to the designated Participating Entity only, and will become, as to such designated Participating Entity and its employees, a part of the Plan. Each designated Participating Entity will be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Company or the Plan Administrator required by the terms of, or with respect to, the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of a Participating Entity only with the consent of such Participating Entity, which consent will be conclusively presumed to have been given by such Participating Entity upon its submission of any information to the Company or the Plan Administrator required by the terms of, or with respect to, the Plan. Except as modified by the Plan Administrator in its written instrument, as applicable, the provisions of the Plan will apply separately and equally to each Participating Entity and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to amend or terminate the Plan will be exercised by the Company (by action of the Board) alone. Transfer of employment among the Company and Participating Entities will not be considered a termination of employment hereunder. Any Participating Entity may, by appropriate action of its board of directors or noncorporate counterpart and written notice to the Secretary of the Company and the Plan Administrator, terminate its participation in the Plan. Moreover, the Plan Administrator, by written notice to the Participating Entity and to the Secretary of the Company, may terminate a Participating Entity's Plan participation at any time.

        8.7    Jurisdiction.    Except to the extent that ERISA or any other federal law applies to the Plan and preempts state law, the Plan will be construed, enforced, and administered according to the laws of the state of Texas, excluding any conflict-of-law rule or principle that might refer to the laws of another state.

        8.8    Severability.    In case any provision of the Plan is held to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision will not affect the remaining provisions of the Plan, but the Plan will be construed and enforced as if such illegal, invalid, or unenforceable provision had not been included therein.

        8.9    Notice and Filing.    Any notice, administrative form, or other communication required to be provided to, delivered to, or filed under the terms of the Plan will include provision to, delivery to, or filing with any person or entity designated in writing by the intended recipient to be an agent for the disbursement and receipt of administrative forms and communications. Except as otherwise provided herein, where such provision, delivery, or filing is required, such provision, delivery, or filing will be deemed to have occurred only (1) upon actual receipt of such notice, administrative form, or other communication by the intended recipient or designated agent or (2) on the third business day after mailing by certified mail, return receipt requested.

        8.10    Plan Year.    The Plan will operate on a "plan year" consisting of the 12-consecutive-month period commencing on January 1 of each year.

        8.11    Incorrect Information, Fraud, Concealment, or Error.    Any contrary provisions of the Plan notwithstanding, in the event the Plan, a Plan fiduciary, or the Employer pays a benefit, incurs a liability for failure to so pay a benefit, or makes any overpayment or erroneous payment to any individual or entity because of a human or systems error or because of incorrect information provided by, correct information failed to be provided by, or fraud, misrepresentation, or concealment of any relevant fact (determined in the sole opinion of the Plan Administrator) by any Participant or other individual, the Plan Administrator will be entitled to recover in any manner deemed necessary or appropriate for such recovery (in the sole opinion of the Plan Administrator) from such Participant or other individual such benefit paid or the amount of such liability incurred and any and all expenses incidental to or necessary for such recovery. Human or systems error or omission will not affect in any way the amount of a benefit to which such Participant is otherwise entitled under the terms of the Plan.

        8.12    Withholding of Taxes and Other Deductions.    All payments made under the Plan are subject to (1) all federal, state, city, and other taxes and applicable withholding as may be required pursuant to any law or governmental regulation or ruling and (2) all other deductions for any amounts owed to the Employer.

        Executed this 23rd day of December, 2003.

DuPont Photomasks, Inc.
By:
Printed Name: Marshall Turner, Chief Executive Officer

QuickLinks

  EXHIBIT 10.25
DuPont Photomasks, Inc. Severance Plan for Select Employees
III. Severance Benefits